Exhibit 99.1



           Insight Communications Announces First Quarter 2006 Results


     NEW YORK--(BUSINESS WIRE)--May 8, 2006--Insight Communications Company today announced financial results for the quarter ended March 31, 2006.

     First Quarter Highlights


     --   Revenue of $301.3 million, an increase of 12% over Q1 2005

     -- Adjusted Operating Income before Depreciation and Amortization* of $112.3 million, an increase of 4% over Q1 2005

     --   Capital expenditures of $57.6 million

     --   Free Cash Flow* of $28.9 million

     -- Total Customer Relationships of 1,376,800 at Q1 2006, an increase of 49,700 compared to 1,327,100 at Q1 2005

     -- Total Revenue Generating Units ("RGUs") of 2,481,700 at Q1 2006, an increase of 15% from Q1 2005, comprised of:

          -- High-speed Internet ("HSI") customer net gain of 44,400, an increase of 19% over Q1 2005 net additions. Total HSI customers at quarter end were 514,800, a penetration of 22% of HSI homes passed.

          -- Basic customer net gain of 25,100, an increase of 26,200 customers over Q1 2005 net losses, resulting in 1,306,700 basic customers at quarter end

          -- Digital customer net gain of 41,700, an increase of 34,000 customers over Q1 2005 net additions, increasing digital customers to 560,500 at quarter end. Digital penetration was 45% of the company's Digital Universe.

          -- Telephone customer net gain of 9,800, an increase of 5,500 customers over Q1 2005 net additions, bringing total telephone customers to 99,700 at quarter end and penetration to 12% of marketable homes passed

     -- As of March 31, 2006, 97% of the company's customers were passed by two-way, 750 MHz or higher capacity upgraded network.

* See explanation of these Non-GAAP measures on page 5.

                                  (1)

     Operating Results for the Three Months Ended March 31, 2006 Compared to the Three Months Ended March 31, 2005

     Revenue for the three months ended March 31, 2006 totaled $301.3 million, an increase of 12% over the prior year, due primarily to customer gains in all services, as well as video rate increases. High-speed Internet service revenue increased 34% over the prior year, which was attributable to an increased customer base and was partially offset by lower average revenue per customer due to promotional discounts. Insight added a net 44,400 high-speed Internet customers during the quarter to end at 514,800 customers. In addition, digital service revenue increased 19% over the prior year due to an increased customer base. Insight added a net 41,700 digital customers during the quarter to end at 560,500 customers.
     Basic cable service revenue increased 7% due to an increased customer base and video rate increases, partially offset by promotional discounts. Insight is increasing its customer growth and retention efforts by increasing spending on sales and marketing efforts, emphasizing bundling and enhancing and differentiating its video services by providing video-on-demand, high definition television and digital video recorders. The company is also continuing to focus on improving customer satisfaction through higher service levels and increased education of product offerings.


Revenue by service offering was as follows for the three months ended March 31 (dollars in thousands):


                          Revenue by Service Offering
                   ---------------------------------------------------
                    Three                Three
                    Months               Months
                    Ended                Ended               % Change
                   March 31, % of Total March 31, % of Total    in
                     2006      Revenue    2005      Revenue   Revenue
                   --------- ---------- --------- ---------- ---------
Basic              $158,207       52.5% $147,632       54.8%      7.2%
High-Speed Internet  56,497       18.8%   42,113       15.6%     34.2%
Digital              31,723       10.5%   26,761        9.9%     18.5%
Advertising          17,697        5.9%   16,988        6.3%      4.2%
Premium              13,394        4.4%   14,344        5.3%     -6.6%
Telephone            11,355        3.8%    7,732        2.9%     46.9%
Franchise fees        7,354        2.4%    7,420        2.8%     -0.8%
Other                 5,054        1.7%    6,337        2.4%    -20.2%
                   --------- ---------- --------- ---------- ---------
Total              $301,281      100.0% $269,327      100.0%     11.9%
                   ========= ========== ========= ========== =========


     Total Customer Relationships were 1,376,800 as of March 31, 2006, an increase of 49,700 from 1,327,100 as of March 31, 2005. Total Customer Relationships represent the number of customers who receive one or more of Insight's products (i.e., basic cable, high-speed Internet or telephone) without regard to which product they purchase. RGUs, which represent the sum of basic, digital, high-speed Internet and telephone customers, as of March 31, 2006 increased 15% as compared to March 31, 2005.


                                  (2)

   RGUs by category were as follows (in thousands):


                                  March 31, 2006      March 31, 2005
                               ------------------- -------------------
Basic                                    1,306.7             1,271.4
Digital                                    560.5               459.0
High-speed Internet                        514.8               367.8
Telephone                                   99.7                68.6
                               ------------------- -------------------
   Total RGUs                            2,481.7             2,166.8
                               =================== ===================


     Average monthly revenue per basic customer was $77.60 for the three months ended March 31, 2006 compared to $70.58 for the three months ended March 31, 2005. This primarily reflects the continued growth of high-speed Internet and digital product offerings in all markets, as well as video rate increases.
     Programming and other operating costs increased $11.0 million, or 11%. Increases in customers and substantial increases in programming rates were partially offset by programming credits. The credits resulted from favorable resolution of pricing negotiations related to certain prior period programming costs that were accrued at a higher rate than the amount actually paid. In addition, direct operating costs increased due to an increase in high-speed Internet service provider costs. This increase is primarily attributable to the addition of 44,400 high-speed Internet customers and the payment of contractually-obligated and other one-time transition costs to bring Internet services in house. Other operating costs increased primarily as a result of increases in repair, maintenance and warranty costs; an increase in taxes due to a change in the tax law in Kentucky; and an increase in installation labor due to increased customer activity.
     Selling, general and administrative expenses increased $14.9 million, or 23%, primarily due to increased payroll, payroll related costs and temporary help, including an increase in the number of employees and salary increases for existing employees. Marketing expenses increased over the prior year to support the continued rollout of high-speed Internet, digital and telephone products, and to grow the company's core video customer base.
     Depreciation and amortization expense increased $3.4 million, or 6%, primarily as a result of additional capital expenditures through March 31, 2006. These expenditures were primarily for purchases of customer premise equipment, drop materials, capitalized labor and network extensions, all of which Insight considers necessary in order to continue to maintain and grow its customer base and expand its service offerings. Partially offsetting this increase was a decrease in depreciation expense related to certain assets that have become fully depreciated since March 31, 2005.
     As a result of the factors discussed above, Adjusted Operating Income before Depreciation and Amortization increased $4.7 million to $112.3 million, an increase of 4% over Q1 2005.


                                  (3)

     Interest expense increased $6.4 million, or 12%, due to higher interest rates, which averaged 8.88% for the three months ended March 31, 2006, as compared to 7.82% for the three months ended March 31, 2005, and an increase in the accreted value of the 12 1/4% Senior Discount Notes.

     Liquidity and Capital Resources

     Insight's business requires cash for operations, debt service and capital expenditures. The cable television business has substantial ongoing capital requirements for the construction, expansion and maintenance of its broadband networks and provision of new services. In the past, expenditures have been made for various purposes, including the upgrade of the existing cable network, and in the future will be made for network extensions, installation of new services, customer premise equipment (e.g., set-top boxes), deployment of new product and service offerings, and, to a lesser extent, network upgrades. Historically, Insight has been able to meet its cash requirements with cash flow from operations, borrowings under its credit facilities and issuances of private and public debt and equity.
     Cash provided by operations for the three months ended March 31, 2006 and 2005 was $86.5 million and $76.1 million. The increase was primarily attributable to the timing of cash receipts and payments related to our working capital accounts and was partially offset by the effect of non-cash items and an increase in our net loss.
     Cash used in investing activities for the three months ended March 31, 2006 and 2005 was $57.6 million and $38.9 million. The increase primarily was due to increases in capital expenditures. For the three months ended March 31, 2006 and 2005, Insight spent $57.6 million and $38.7 million in capital expenditures. These expenditures principally constituted purchases of customer premise equipment, capitalized labor, installation materials, headend equipment and system upgrades and rebuilds, all of which are necessary to maintain Insight's existing network, grow its customer base and expand its service offerings.
     Cash used in financing activities for the three months ended March 31, 2006 and 2005 was $20.9 million for the amortization payments on the credit facility.
     Free Cash Flow for the three months ended March 31, 2006 totaled
$28.9 million, compared to $37.4 million for the three months ended
March 31, 2005. The decrease in Free Cash Flow from Q1 2005 to Q1 2006 of $8.5 million was primarily driven by the following:

     --   An $18.9 million increase in capital expenditures;

     -- A $2.1 million use of Free Cash Flow for the three months ended March 31, 2006 compared to a $6.7 million source for the three months ended March 31, 2005 from changes in working capital accounts; and

     --   A $500,000 increase in cash taxes paid.



                                  (4)

     These uses of cash were offset by:

     -- A $15.0 million decrease in cash interest expense paid due to a timing difference in the bond interest payments, and

     -- A $4.7 million increase in Adjusted Operating Income before Depreciation and Amortization.

     While Insight expects to continue to use Free Cash Flow to repay its indebtedness, it also expects interest costs will be higher as interest rates continue to increase, which would reduce Free Cash Flow.

     Use of Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow

     Insight utilizes Adjusted Operating Income before Depreciation and Amortization, (defined as operating income before depreciation, amortization and non-cash stock-based compensation) among other measures, to evaluate the performance of its businesses. Adjusted Operating Income before Depreciation and Amortization is considered an important indicator of the operational strength of Insight's businesses and is a component of its annual compensation programs. In addition, Insight's debt agreements use Adjusted Operating Income before Depreciation and Amortization, adjusted for certain non-recurring items, in their leverage and other covenant calculations. Insight also uses this measure to determine how it will allocate resources and capital. Insight's management finds this measure helpful because it captures all of the revenue and ongoing operating expenses of its businesses and therefore provides a means to directly evaluate the ability of the business operations to generate returns and to compare operating capabilities across its businesses. This measure is also used by equity and fixed income research analysts in their reports to investors evaluating Insight's businesses and other companies in the cable television industry. Insight believes Adjusted Operating Income before Depreciation and Amortization is useful to investors because it enables them to assess its performance in a manner similar to the methods used by Insight's management and provides a measure that can be used to analyze, value and compare companies in the cable television industry that may have different depreciation, amortization and stock-based compensation policies.
     A limitation of Adjusted Operating Income before Depreciation and Amortization, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Insight's businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures, investment spending and Free Cash Flow. Management also evaluates the costs of capitalized tangible and intangible assets by analyzing returns provided on the capital dollars deployed. Another limitation of Adjusted Operating Income before Depreciation and Amortization is that it does not reflect income net of interest expense, which is a significant expense for the company because of the substantial debt it has incurred to acquire cable television systems and finance capital expenditures to upgrade its cable network. Management evaluates the impact of interest expense through other measures including interest expense itself, Free Cash Flow, the returns analysis discussed above and debt service covenant ratios under Insight's credit facility.


                                  (5)

     Free Cash Flow is net cash provided by operating activities (as defined by accounting principles generally accepted in the United States) less capital expenditures. Free Cash Flow is considered to be an important indicator of Insight's liquidity, including its ability to repay indebtedness. Insight believes Free Cash Flow is useful for investors because it enables them to assess Insight's ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the methods used by Insight's management, and provides a measure that can be used to analyze, value and compare companies in the cable television industry.
     Both Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, Operating Income, Net Income and various cash flow measures (e.g., Net Cash Provided by Operating Activities), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

     Reconciliation of Net Loss to Adjusted Operating Income before Depreciation and Amortization

     The following table reconciles Net Loss to Adjusted Operating Income before Depreciation and Amortization. In addition, the table provides the components from Net Loss to Operating Income for purposes of the previous discussions.


                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                     2006       2005
                                                 ---------------------
                                                    (in thousands)
                                                      (unaudited)
Net loss                                          $(10,819)  $ (8,342)
Provision for income taxes                              80        125
                                                 ---------------------
Loss before income taxes                           (10,739)    (8,217)
Minority interest income                            (2,505)    (1,400)
                                                 ---------------------
Loss before minority interest and income taxes (13,244) (9,617) Other (income) expense:
   Other                                                70       (128)
   Interest income                                    (512)      (262)
   Interest expense                                 61,075     54,717
                                                 ---------------------
Total other expense, net                            60,633     54,327
                                                 ---------------------
Operating income                                    47,389     44,710
Depreciation and amortization                       64,312     60,953
Stock-based compensation                               550      1,907
                                                 ---------------------
Adjusted Operating Income before Depreciation and
 Amortization                                     $112,251   $107,570
                                                 =====================

                                  (6)

     Reconciliation of Net Cash Provided by Operating Activities to Free Cash
Flow

     The following table provides a reconciliation from net cash provided by operating activities to Free Cash Flow. In addition, the table provides the components from net cash provided by operating activities to operating income for purposes of the previous discussions.


                                          Three Months Ended March 31,
                                          ----------------------------
                                                2006          2005
                                          ----------------------------
                                                 (in thousands)
                                                  (unaudited)
Operating income                             $   47,389    $   44,710
   Depreciation and amortization                 64,312        60,953
   Stock-based compensation                         550         1,907
                                          ----------------------------
Adjusted Operating Income before
 Depreciation and Amortization                  112,251       107,570
   Changes in working capital accounts(1)        (2,086)        6,728
   Cash paid for interest(2)                    (23,087)      (38,082)
   Cash paid for taxes                             (553)         (137)
                                          ----------------------------
Net cash provided by operating activities        86,525        76,079
   Capital expenditures                         (57,629)      (38,725)
                                          ----------------------------
Free Cash Flow                               $   28,896    $   37,354
                                          ============================

(1) Changes in working capital accounts are based on the net cash changes in current assets and current liabilities, excluding changes related to interest and taxes and other non-cash expenses.

(2) Interest for the first quarter of 2005 included bond interest payments due April 1, 2005 that were made on March 31, 2005. Had the payments been made on April 1, 2005, Free Cash Flow for the three months ended March 31, 2005 would have been $56,123.


     About Insight Communications

     Insight Communications is the 9th largest cable operator in the United States, serving approximately 1.3 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight offers bundled, state-of-the-art services in mid-sized communities, delivering analog and digital video, high-speed Internet and, in selected markets, voice telephony to its customers.

     Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight anticipates. Factors that could have a material and adverse impact on actual results include: all of the services offered by Insight face a wide range of competition; Insight has substantial debt and has significant interest payment requirements; there is uncertainty surrounding the potential dissolution of Insight's joint venture with a subsidiary of Comcast Corporation; the terms of Insight Midwest's indebtedness limits Insight's ability to access the cash flow of Insight Midwest's subsidiaries; Insight has a history of net losses; Insight's programming costs are substantial; general business conditions, economic uncertainty or slowdown, and the effects of governmental regulation; and the other risk factors described in Insight's annual report on Form 10-K and other periodic filings. Insight does not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.


                                  (7)

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                     CONSOLIDATED BALANCE SHEETS
           (dollars in thousands, except per share amounts)

                                               March 31,  December 31,
                                                 2006         2005
                                              ----------- ------------
                                               unaudited
Assets
Cash and cash equivalents                     $   37,883   $   29,782
Investments                                        6,158        5,901
Trade accounts receivable, net of allowance
 for doubtful accounts of $998 and $1,079 as
 of March 31, 2006 and December 31, 2005          17,577       27,261
Launch funds receivable                              587          974
Prepaid expenses and other current assets         12,131        9,645
                                              ----------- ------------
   Total current assets                           74,336       73,563

Fixed assets, net                              1,125,118    1,130,705
Goodwill                                          72,430       72,430
Franchise costs                                2,361,959    2,361,959
Deferred financing costs, net of accumulated
 amortization of $25,711 and $24,302 as of
 March 31, 2006 and December 31, 2005             22,815       24,220
Other non-current assets                           2,488        2,287
                                              ----------- ------------
   Total assets                               $3,659,146   $3,665,164
                                              =========== ============

                                  (8)

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                     CONSOLIDATED BALANCE SHEETS
           (dollars in thousands, except per share amounts)

                                               March 31,  December 31,
                                                 2006        2005
                                              ----------- ------------
                                               unaudited
Liabilities and stockholders' equity
Accounts payable                              $   34,241   $   42,333
Accrued expenses and other current liabilities    39,472       45,411
Accrued property taxes                            16,188       12,921
Accrued programming costs (inclusive of
 $29,877 and $29,878 due to related parties as
 of March 31, 2006 and December 31, 2005)         45,613       43,705
Deferred revenue                                   3,714        4,978
Interest payable                                  51,944       20,459
Debt - current portion                            83,500       83,500
                                              ----------- ------------
   Total current liabilities                     274,672      253,307

Deferred revenue                                   1,281        1,499
Debt                                           2,660,359    2,676,418
Other non-current liabilities                      4,047        2,384

Minority interest                                248,506      251,011

Stockholders' equity:
Voting preferred stock, $.01 par value:
   Series A - 1,000,000 shares authorized;
    848,945 shares issued and outstanding as
    of March 31, 2006 and December 31, 2005            8            8
   Series B - 1,000,000 shares authorized;
    517,836 shares issued and outstanding as
    of March 31, 2006 and December 31, 2005            5            5

Non-voting preferred stock, $.01 par value:
   Series C - 15,000,000 shares authorized;
    13,364,693 shares issued and outstanding
    as of March 31, 2006 and December 31, 2005       134          134
   Series D - 50,000,000 shares authorized;
    47,015,659 shares issued and outstanding
    as of March 31, 2006 and December 31, 2005       470          470
Non-voting common stock, $.01 par value:
   Series E - 5,000,000 shares authorized;
    3,665,747 and 0 shares issued and
    outstanding as of March 31, 2006 and
    December 31, 2005                                 37            -
   Series F - 100,000 shares authorized;
    92,470 and 0 shares issued and outstanding
    as of March 31, 2006 and December 31, 2005         1            -
Voting common stock, $.01 par value:
   Series G - 10,000,000 shares authorized; 0
    shares issued and outstanding as of March
    31, 2006 and December 31, 2005                     -            -
Additional paid-in-capital                       829,342      829,337
Accumulated deficit                             (356,018)    (345,199)
Deferred stock compensation                       (3,698)      (4,210)
                                              ----------- ------------
   Total stockholders' equity                    470,281      480,545
                                              ----------- ------------
   Total liabilities and stockholders' equity $3,659,146   $3,665,164
                                              =========== ============

                                  (9)

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)
                        (dollars in thousands)

                                                   Three months ended
                                                        March 31,
                                                   -------------------
                                                      2006     2005*
                                                   --------- ---------

Revenue                                            $301,281  $269,327

Operating costs and expenses:
   Programming and other operating costs (exclusive
    of depreciation and amortization) (inclusive of
    $43,081 and $41,499 of programming expense
    incurred through related parties during March
    31, 2006 and 2005)                              109,585    98,583
   Selling, general and administrative (inclusive
    of $550 and $1,907 of stock-based compensation
    as of March 31, 2006 and December 31, 2005)      79,995    65,081
   Depreciation and amortization                     64,312    60,953
                                                   --------- ---------
Total operating costs and expenses                  253,892   224,617
                                                   --------- ---------

Operating income                                     47,389    44,710

Other income (expense):
   Interest expense                                 (61,075)  (54,717)
   Interest income                                      512       262
   Other income (expense)                               (70)      128
                                                   --------- ---------
Total other expense, net                            (60,633)  (54,327)

Loss before minority interest and income taxes      (13,244)   (9,617)
Minority interest income                              2,505     1,400
                                                   --------- ---------

Loss before income taxes                            (10,739)   (8,217)
Provision for income taxes                              (80)     (125)
                                                   --------- ---------

Net loss                                           $(10,819) $ (8,342)
                                                   ========= =========

* Reclassifications have been made to the prior year's financial statements to conform to those used in 2006.

                                 (10)

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                             (unaudited)
                        (dollars in thousands)

                                                   Three months ended
                                                        March 31,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------
Operating activities:
  Net loss                                         $(10,819)  $(8,342)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization                    64,312    60,953
    Stock-based compensation                            550     1,907
    Non-cash consulting expense                           -        15
    Loss on interest rate swaps                       1,665       233
    Minority interest                                (2,505)   (1,400)
    Provision for losses on trade accounts
     receivable                                       2,904     3,994
    Contribution of stock to 401(k) Plan                  -       956
    Amortization of note discount                     4,816     9,260
    Changes in operating assets and liabilities:
      Trade accounts receivable                       6,780     8,446
      Launch funds receivable                           387     2,156
      Prepaid expenses and other assets              (2,710)   (4,623)
      Accounts payable                               (8,092)   (6,818)
      Interest payable                               31,485     7,375
      Accrued expenses and other liabilities         (2,248)    1,967
                                                   --------- ---------
  Net cash provided by operating activities          86,525    76,079
                                                   --------- ---------
Investing activities:
  Purchase of fixed assets                          (57,629)  (38,725)
  Sale of fixed assets                                  336         -
  Purchase of investments                              (257)     (163)
                                                   --------- ---------
  Net cash used in investing activities             (57,550)  (38,888)
                                                   --------- ---------
Financing activities:
  Repayment of credit facilities                    (20,875)  (20,875)
  Other                                                   1         -
                                                   --------- ---------
  Net cash used in financing activities             (20,874)  (20,875)
                                                   --------- ---------
Net increase in cash and cash equivalents             8,101    16,316
Cash and cash equivalents, beginning of period       29,782   100,144
                                                   --------- ---------
Cash and cash equivalents, end of period            $37,883  $116,460
                                                   ========= =========

                                 (11)

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                         OPERATING STATISTICS
       (in thousands, except per customer and penetration data)

                                            Q1        Q4        Q1
                                           2006      2005      2005
                                         --------- --------- ---------

Customer Relationships                    1,376.8   1,347.5   1,327.1

Total Average Monthly Revenue per
 Customer                                  $77.60    $75.75    $70.58

Basic Cable
-----------
   Homes Passed                           2,434.9   2,420.6   2,384.4
   Basic Cable Customers                  1,306.7   1,281.6   1,271.4
   Basic Cable Penetration                   53.7%     52.9%     53.3%

   Cable Revenue                         $158,207  $150,225  $147,632
   Average Monthly Cable Revenue per
    Customer                               $40.75    $39.23    $38.69

High-Speed Internet ("HSI")
---------------------------
   HSI Homes Passed                       2,387.0   2,378.9   2,329.5
   HSI Customers                            514.8     470.4     367.8
   HSI Penetration                           21.6%     19.8%     15.8%

   HSI Revenue                            $56,497   $52,712   $42,113
   Average Monthly HSI Revenue per
    Customer                               $14.55    $13.77    $11.04
   Average Monthly HSI Revenue per HSI
    Customer                               $38.23    $38.64    $40.21

Digital Cable
-------------
   Digital Universe                       1,245.4   1,238.6   1,224.5
   Digital Customers                        560.5     518.8     459.0
   Digital Cable Penetration                 45.0%     41.9%     37.5%

   Digital Revenue                        $31,723   $29,303   $26,761
   Average Monthly Digital Revenue per
    Customer                                $8.17     $7.65     $7.01
   Average Monthly Digital Revenue per
    Digital Customer                       $19.59    $19.37    $19.60

Telephone
---------
   Telephone Universe (marketable homes)    858.3     832.0     761.1
   Telephone Customers                       99.7      89.9      68.6
   Telephone Penetration (to marketable
    homes)                                   11.6%     10.8%      9.0%

   Telephone Revenue                      $11,355   $10,363    $7,732
   Average Monthly Telephone Revenue per
    Customer                                $2.92     $2.71     $2.03
   Average Monthly Telephone Revenue per
    Telephone Customer                     $39.93    $40.46    $38.79

Advertising Revenue
-------------------
   Advertising Revenue                    $17,697   $20,851   $16,988
   Average Monthly Advertising Revenue
    per Customer                            $4.56     $5.45     $4.45

Other Revenue
-------------
   Other Revenue                          $25,802   $26,603   $28,101
   Average Monthly Other Revenue per
    Customer                                $6.65     $6.94     $7.36

                                 (12)

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                 INSIGHT COMMUNICATIONS COMPANY, INC.
                  NCTA STANDARD REPORTING CATEGORIES
                         CAPITAL EXPENDITURES
                             (unaudited)
                            (in thousands)

                                            Q1 2006        2005 FY
Insight Consolidated
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Customer Premise Equipment                 $    36,642    $   114,846
Scaleable Infrastructure                         4,491         20,694
Line Extensions                                  6,333         26,813
Upgrade/Rebuild                                  3,719         24,704
Support Capital                                  6,444         33,045
                                         -------------- --------------
Total Insight Consolidated                 $    57,629    $   220,102
                                         -------------- --------------

                                 (13)


     CONTACT: Insight Communications
              Sandy Colony, 917-286-2300